EXHIBIT 31.1

I, Peter S. Kirlin, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q/A of Photronics, Inc.

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ PETER S. KIRLIN
Peter S. Kirlin
Chief Executive Officer
December 19, 2017